Ex — 99.1 Consolidated Financial Statements	Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
Coinstar, Inc.:
     We have audited Coinstar, Inc.’s (the “Company”) internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying management’s report on internal control over financial reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.
     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
     A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
     In our opinion, Coinstar, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Coinstar, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2008, and our report dated February 23, 2009 expressed an unqualified opinion on those consolidated financial statements.
/s/ KPMG LLP
Seattle, Washington
February 23, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
Coinstar, Inc.:
     We have audited the accompanying consolidated balance sheets of Coinstar, Inc. and subsidiaries (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Coinstar, Inc. and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.
     As discussed in Note 19 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 160, Non-controlling Interests in Consolidated Financial Statements, and applied the presentation and disclosure requirements retrospectively.
     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Coinstar, Inc.’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 23, 2009 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.
/s/ KPMG LLP
Seattle, Washington
February 23, 2009, except as to Notes 11 and 19, which are as of August 24, 2009

COINSTAR, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	December 31,
	2008	2007

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$66,408	$21,397
Cash in machine or in transit	34,583	87,858
Cash being processed	91,044	87,337
Accounts receivable, net of allowance for doubtful accounts of $2,702 and $1,489 at December 31, 2008 and 2007, respectively	51,908	49,809
Inventory	92,247	33,360
Deferred income taxes	6,881	3,459
Prepaid expenses and other current assets	24,715	18,747

Total current assets	367,786	301,967
PROPERTY AND EQUIPMENT, NET	352,753	146,041
DEFERRED INCOME TAXES	4,338	16,447
OTHER ASSETS	8,061	15,150
EQUITY INVESTMENTS	—	33,052
INTANGIBLE ASSETS, NET	43,385	34,457
GOODWILL	290,391	221,459

TOTAL ASSETS	$1,066,714	$768,573

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$136,194	$49,829
Accrued payable to retailers and agents	118,503	99,998
Other accrued liabilities	97,487	40,911
Current portion of long-term debt and capital lease obligations	31,919	6,505

Total current liabilities	384,103	197,243
LONG-TERM DEBT, CAPITAL LEASE OBLIGATIONS AND OTHER	319,451	266,146
DEFERRED TAX LIABILITY	12,072	54

TOTAL LIABILITIES	715,626	463,443

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.001 par value—Authorized, 5,000,000 shares; no shares issued and outstanding at December 31, 2008 and 2007	—	—
Common stock, $0.001 par value—Authorized, 45,000,000 shares; 30,181,151 and 29,665,125 issued and 28,255,070 and 27,739,044 shares outstanding at December 31, 2008 and 2007, respectively	369,735	354,509
Accumulated deficit	(2,672)	(16,784)
Treasury stock	(40,831)	(40,831)
Accumulated other comprehensive (loss) income	(6,204)	8,236

Total stockholders’ equity	320,028	305,130

Non-controlling interest	31,060	—

Total Equity	351,088	305,130

TOTAL LIABILITIES AND EQUITY	$1,066,714	$768,573

See notes to Consolidated Financial Statements

COINSTAR, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Year Ended December 31,
	2008	2007	2006

REVENUE	$911,900	$546,297	$534,442
EXPENSES:
Direct operating (1)	634,285	356,042	359,534
Marketing	19,303	11,899	14,420
Research and development	4,758	5,153	5,246
General and administrative	95,234	55,193	50,977
Depreciation and other	76,661	58,841	52,836
Amortization of intangible assets	9,124	7,331	6,220
Proxy, write-off of acquisition costs, and litigation settlement	3,084	—	—
Impairment and excess inventory charges	—	65,220	—

Income (loss) from operations	69,451	(13,382)	45,209
OTHER INCOME (EXPENSE):
Foreign currency (loss) gain and other	(3,876)	650	161
Interest income	1,220	1,698	1,382
Interest expense	(21,716)	(17,069)	(15,748)
(Loss) income from equity investments	(337)	1,333	(66)
Early retirement of debt	—	(1,794)	(238)

Income (loss) before income taxes	44,742	(28,564)	30,700
Income tax (expense) benefit	(16,194)	6,311	(12,073)

NET INCOME (LOSS)	28,548	(22,253)	18,627
Less: Net income attributable to non-controlling interests	(14,436)	—	—

NET INCOME (LOSS) ATTRIBUTABLE TO COINSTAR, INC.	$14,112	$(22,253)	$18,627

(1) “Direct operating” above excludes depreciation and other of $63.7 million, $50.5 million and $43.8 for the years ended 2008, 2007 and 2006.

NET INCOME (LOSS) PER SHARE:
Basic earnings(loss) per share attributable to Coinstar, Inc.	$0.50	$(0.80)	$0.67
Diluted earnings(loss) per share attributable to Coinstar, Inc.	$0.50	$(0.80)	$0.66

WEIGHTED SHARES OUTSTANDING:
Basic	28,041	27,805	27,686
Diluted	28,464	27,805	28,028
See notes to Consolidated Financial Statements

COINSTAR, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
AND COMPREHENSIVE INCOME (LOSS)
(in thousands, except share data)

					Accumulated
			Retained Earnings		Other
	Common Stock		(Accumulated		Comprehensive	Non-controlling		Comprehensive
	Shares	Amount	Deficit)	Treasury Stock	Income (Loss)	Interest	Total	Income (Loss)
BALANCE, December 31, 2005	27,775,628	$328,951	$(13,158)	$(22,783)	$1,037	$—	$294,047
Proceeds from exercise of stock options, net	310,840	5,368					5,368
Stock-based compensation expense		6,258					6,258
Tax benefit on share-based compensation		979					979
Equity purchase of assets	63,468	1,673					1,673
Treasury stock purchase	(333,925)			(8,023)			(8,023)
Net income			18,627				18,627	$18,627
Short-term investments net of tax expense of $8					12		12	12
Foreign currency translation adjustments net of tax expense of $732					2,482		2,482	2,482
Interest rate hedges on long-term debt net of tax benefit of $34					(58)		(58)	(58)

Total comprehensive income								$21,063

BALANCE, December 31, 2006	27,816,011	343,229	5,469	(30,806)	3,473	—	321,365
Proceeds from exercise of stock options, net	218,229	4,232					4,232
Stock-based compensation expense	63,746	6,421					6,421
Tax benefit on share-based compensation		627					627
Treasury stock purchase	(358,942)			(10,025)			(10,025)
Net loss			(22,253)				(22,253)	$(22,253)
Short-term investments net of tax expense of $2					1		1	1
Foreign currency translation adjustments net of tax expense of $205					4,828		4,828	4,828
Interest rate hedges on long-term debt net of tax benefit of $44					(66)		(66)	(66)

Total comprehensive loss								$(17,490)

BALANCE, December 31, 2007	27,739,044	354,509	(16,784)	(40,831)	8,236	—	305,130
Proceeds from exercise of stock options, net	425,410	8,629					8,629
Purchase of additional interest in Redbox, net of deferred taxes of $9,830						14,410	14,410
Stock-based compensation expense	90,616	6,597				2,214	8,811
Net income			14,112			14,436	28,548	$28,548
Loss on short-term investments net of tax benefit of $27					(41)		(41)	(41)
Foreign currency translation adjustments net of tax benefit of $544					(9,845)		(9,845)	(9,845)
Interest rate hedges on long-term debt net of tax benefit of $2,912					(4,554)		(4,554)	(4,554)

Comprehensive income								14,108
Less: Comprehensive income attributable to non-controlling interests								(14,436)

Total comprehensive loss attributable to Coinstar, Inc.								$(328)

BALANCE, December 31, 2008	28,255,070	$369,735	$(2,672)	$(40,831)	$(6,204)	$31,060	$351,088

See notes to Consolidated Financial Statements

COINSTAR, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2008	2007	2006
OPERATING ACTIVITIES:
Net income (loss)	$28,548	$(22,253)	$18,627
Adjustments to reconcile (loss) income from operations to net cash provided by operating activities:
Depreciation and other	76,661	58,841	52,836
Amortization of intangible assets and deferred financing fees	9,612	8,043	6,980
Write-off of acquisition costs	1,004	—	—
Loss on early retirement of debt	—	1,794	238
Impairment and excess inventory charges	—	65,220	—
Non-cash stock-based compensation	8,811	6,421	6,258
Excess tax benefit on share based awards	—	(3,764)	(1,033)
Deferred income taxes	12,121	(9,142)	10,183
Loss (income) from equity investments	3,449	(1,624)	66
Return on equity investments	—	—	929
Other	1,083	(656)	38
Cash (used) provided by changes in operating assets and liabilities, net of effects of business acquisitions:
Accounts receivable	26,503	(27,016)	(8,464)
Inventory	(33,078)	(3,547)	(9,253)
Prepaid expenses and other current assets	(8,772)	(8,594)	(3,138)
Other assets	(481)	(4,773)	(444)
Accounts payable	60,801	(7,624)	25,507
Accrued payable to retailers and agents	4,526	2,535	9,977
Other accrued liabilities	1,039	4,205	6,073

Net cash provided by operating activities	191,827	58,066	115,380
INVESTING ACTIVITIES:
Purchase of property and equipment	(163,643)	(84,318)	(45,867)
Acquisitions, net of cash acquired	(24,829)	(7,249)	(31,254)
Equity investments	—	—	(12,109)
Loan to equity investee	—	(10,000)	—
Proceeds from sale of fixed assets	3,237	2,294	254

Net cash used by investing activities	(185,235)	(99,273)	(88,976)
FINANCING ACTIVITIES:
Principal payments on long-term debt, revolver loan and capital lease obligations	(442,731)	(338,543)	(24,209)
Borrowings on previous and current credit facilities	433,500	400,500	—
Financing costs associated with revolving line of credit	—	(1,692)	—
Excess tax benefit on share based awards	—	3,764	1,033
Repurchase of common stock	—	(10,025)	(8,023)
Proceeds from exercise of stock options	8,629	4,281	5,357

Net cash (used) provided by financing activities	(602)	58,285	(25,842)
Effect of exchange rate changes on cash	(10,547)	1,350	2,335

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS, CASH IN MACHINE OR IN TRANSIT, AND CASH BEING PROCESSED	(4,557)	18,428	2,897
CASH AND CASH EQUIVALENTS, CASH IN MACHINE OR IN TRANSIT, AND CASH BEING PROCESSED:
Beginning of period	196,592	178,164	175,267

End of period	$192,035	$196,592	$178,164

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for interest	$18,990	$18,901	$14,795
Cash paid during the period for income taxes	3,636	3,480	1,982
SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Purchase of machines and vehicles financed by capital lease obligations	$21,497	$9,700	$13,811
Common stock issued in conjuction with acquisition	—	—	1,673
Accrued acquisition costs	10,000	1,051	217
See notes to Consolidated Financial Statements

COINSTAR, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2008, 2007, AND 2006
NOTE 1: ORGANIZATION AND BUSINESS
     Description of company: Incorporated as a Delaware company in 1993, Coinstar, Inc. (the “Company”) is a multi-national company offering a range of 4th Wall® solutions for retailers’ storefronts. Our services consist of self-service coin counting, entertainment services such as skill-crane machines, bulk vending machines and kiddie rides, self-service DVD kiosks where consumers can rent or purchase movies, money transfer services, and electronic payment (“E-payment”) services such as stored value cards, payroll cards, prepaid debit cards and prepaid wireless products via point-of-sale terminals and stored value kiosks. Our services, in one form or another, are offered in supermarkets, mass merchandisers, warehouse clubs, drugstores, universities, shopping malls and convenience stores in the United States, Canada, Mexico, Puerto Rico, Ireland, the United Kingdom and other countries. As of December 31, 2008, we had an approximate total of:

Coin-counting machines	18,400
Entertainment services machines	145,000
DVD kiosks	13,700
Money transfer services locations	38,000
E-payment point-of-sale terminals	23,000

*	Amount includes 11,000 coin to card, e-payment or e-certificate enabled kiosks.
NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     Principles of consolidation: The accompanying Consolidated Financial Statements include the accounts of Coinstar, Inc., our wholly-owned subsidiaries, companies which we have a controlling interest, and other entities in accordance with Financial Accounting Standards Board (“FASB”) Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities (“FIN 46R”). Investments in companies of which we may have significant influence, but not a controlling interest, are accounted for using the equity method of accounting. All significant intercompany balances and transactions have been eliminated in consolidation.
     In January 2008, we exercised our option to acquire a majority ownership interest in the voting equity of Redbox Automated Retail, LLC (“Redbox”) and our ownership interest increased from 47.3% to 51.0%. Since our initial investment in Redbox, we had been accounting for our 47.3% ownership interest under the equity method in our Consolidated Financial Statements. Effective with the close of this transaction on January 18, 2008, we began consolidating Redbox’s financial results into our Consolidated Financial Statements.
     Use of estimates: The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These judgments are difficult as matters that are inherently uncertain directly impact their valuation and accounting. Actual results may vary from management’s estimates and assumptions.
     Cash in machine or in transit and cash being processed: Cash in machine or in transit represents coin residing or estimated in our coin-counting, entertainment machines, cash being processed by carriers, cash in our cash registers and cash deposits in transit. Cash being processed represents cash to be used for settling our accrued liabilities payable to Coin and Entertainment retailers.
     Securities available-for-sale: Our investments are classified as available-for-sale and are stated at fair value. Our available-for-sale securities have maturities of one year or less and are reported at fair value based on quoted market prices and are included in the balance sheet caption “prepaid expenses and other current assets.” Changes in unrealized gains and losses are reported as a separate component of accumulated other comprehensive income.
     Accounts receivable: Accounts receivable represents receivables, net of allowances for doubtful accounts. The allowance for doubtful accounts reflects our best estimate of probable losses inherent in the accounts receivable balance. We determine the allowance based on known troubled accounts, historical experience and other currently available evidence. When a specific account is deemed uncollectible, the account is written off against the allowance. In 2008, the amount expensed for uncollectible accounts was approximately $2.0 million and the amount charged against the allowance was $1.0 million. In 2007, the amount expensed for uncollectible accounts was approximately $0.4 million and the amount charged against the allowance was $0.1 million.

     Inventory: Inventory, which is considered finished goods, consists of purchased items ready for resale, rental items in the case of DVDs, or items for use in vending operations. Included in inventory are DVDs, plush toys and other products dispensed from our entertainment services machines, prepaid airtime, prepaid phones, and prepaid phone cards. Inventory is stated at the lower of cost or market. As of December 31, 2008 total Redbox inventory was $62.5 million. The cost of inventory includes mainly the cost of materials, and to a lesser extent, labor, overhead and freight. In 2007, we wrote-off approximately $4.7 million of excess inventory in connection with an agreement reached with one of our largest retailers, Wal-Mart. The write-off is discussed further in the “impairment of long-lived assets” policy note below.
     We have established amortization policies with respect to our DVD library that most closely allow for the matching of product costs with the related revenues generated by the utilization of our DVD product. These policies require that we make significant estimates based upon our experience as to the ultimate revenue and the timing of the revenue to be generated by our DVD product. We utilize the accelerated method of amortization because it approximates the pattern of demand for the product, which is generally high when the product is initially released for rental by the studios and declines over time. In establishing residual values for our DVD product, we consider the sales prices and volume of our previously rented product and other used product.
     Property and equipment: Property and equipment are stated at cost, net of accumulated depreciation. Expenditures that extend the life, increase the capacity, or improve the efficiency of property and equipment are capitalized, while expenditures for repairs and maintenance are expensed as incurred. Depreciation is recognized using the straight-line method over the following approximate useful lives.

Useful Life

Coin-counting and e-payment machines	5 to 10 years
DVD kiosks	5 years
Entertainment service machines	3 to 10 years
Vending machines	3 to 5 years
Computers	3 years
Office furniture and equipment	5 years
Leased vehicles	lease term
Leasehold improvements	shorter of lease term or useful life of improvement
     Equity investments: In 2005, we invested $20.0 million to obtain a 47.3% interest in Redbox Automated Retail, LLC (“Redbox”). In 2006, we invested an additional $12.0 million related to a conditional consideration agreement as certain targets were met; however, the percentage of our ownership interest in Redbox did not change. On January 1, 2008, we exercised our option to acquire a majority ownership interest in the voting equity of Redbox under the terms of the LLC Interest Purchase Agreement dated November 17, 2005. In conjunction with the option exercise and payment of $5.1 million, our ownership interest increased from 47.3% to 51.0%. Since our original investment in Redbox, we had been accounting for our 47.3% ownership interest under the equity method in our Consolidated Financial Statements. Effective with the close of this transaction, January 18, 2008, we will consolidate Redbox’s financial results into our Consolidated Financial Statements.
     Purchase price allocations: In connection with our recent acquisitions, we have allocated the respective purchase prices plus transaction costs to the estimated fair values of assets acquired and liabilities assumed. These purchase price allocations were based on our estimates of fair values. Adjustments to our purchase price allocation estimates are made based on our final analysis of the fair value during the allocation period, which is within one year of the purchase date.
     Goodwill and intangible assets: Goodwill represents the excess of cost over the estimated fair value of net assets acquired, which is not being amortized. We test goodwill for impairment at the reporting unit level on an annual or more frequent basis as determined necessary. FASB Statement No. 142, Goodwill and Other Intangible Assets (“SFAS 142”) requires a two-step goodwill impairment test whereby the first step, used to identify potential impairment, compares the fair value of a reporting unit with its carrying amount including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired and the second test is not performed. The second step of the impairment test is performed when required and compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess.
     We are currently organized into four reportable business segments: Coin and Entertainment services, E-payment services, Money transfer services and DVD services. Prior to January 1, 2008 we were organized into two reportable business segments: the North American business (which included the United States, Canada, Mexico and Puerto Rico) and the

International business (which primarily included the United Kingdom as well as other European operations of our Coinstar Money Transfer subsidiary). Our reporting units for purposes of our goodwill impairment tests are the same as our business segments. Based on the annual goodwill test for impairment we performed for the years ended December 31, 2008 and 2007, we determined there was no impairment of our goodwill. There was no goodwill impairment associated with impairment charge described below as the fair value of the reporting unit, as defined by SFAS 142 that held the impaired asset group was in excess of its carrying amount.
     Our intangible assets are comprised primarily of retailer relationships acquired in connection with our acquisitions. We used expectations of future cash flows to estimate the fair value of the acquired retailer relationships. We amortize our intangible assets on a straight-line basis over their expected useful lives which range from 1 to 40 years.
     Patent costs: Costs to successfully defend a challenge to our patents are capitalized. Costs which relate to an unsuccessful outcome are charged to expense.
     Impairment of long-lived assets: Long-lived assets, such as property and equipment and purchased intangibles subject to amortization, are reviewed for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Factors that would indicate potential impairment include, but are not limited to, significant decreases in the market value of the long-lived asset(s), a significant change in the long-lived asset’s physical condition and operating or cash flow losses associated with the use of the long-lived asset. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset group to the estimated undiscounted future cash flows expected to be generated by the asset group. If the carrying amount of an asset group exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset group exceeds the fair value of the asset group. While we continue to review and analyze many factors that may impact our business, our analyses are subjective and are based on conditions existing at, and trends leading up to, the time the estimates and assumptions are made. Actual results could differ materially from these estimates and assumptions.
     In late 2007, Wal-Mart management expressed its intent to reset and optimize its store entrances. In February 2008, we reached an agreement with Wal-Mart to significantly expand our coin-counting machines and our DVD kiosk locations. In conjunction with the expansion, we have removed approximately 50% of our cranes, bulk heads, and kiddie rides from our existing Wal-Mart locations. This decision, along with other contract terminations or decisions to scale-back the number of entertainment machines with other retail partners as well as macro-economic trends negatively affecting the entertainment service industry, resulted in excess equipment and inventory. As a result, we recorded a non-cash impairment charge of $65.2 million as of December 31, 2007 related to an asset group that includes this equipment and certain intangible assets. Of this amount, $52.6 million relates to the impairment of these cranes, bulk heads and kiddie rides, $7.9 million relates to the impairment of certain intangible assets and $4.7 million relates to the write-off of excess inventory. We estimated the fair values of these assets using discounted cash flows, or liquidation value for certain assets, which we considered an appropriate method in the circumstance.
     Settlement of liabilities: In accordance with FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (“SFAS 140”), we consider liabilities to be extinguished when the debtor pays or is legally released from the obligation. During the first quarter of 2007, the company reversed liabilities totaling $0.9 million in accordance with SFAS 140.
     Revenue recognition: We recognize revenue as follows:
•	Coin-counting revenue, which is collected from either consumers or card issuers (in stored value card or e-certificate transactions), is recognized at the time the consumers’ coins are counted by our coin-counting machines. Cash deposited in machines that has not yet been collected is referred to as cash in machine and is reported in our consolidated balance sheet under the caption “Cash in machine or in transit”. Our revenue represents the fee charged for coin-counting;

•	DVD revenue is recognized during the term of a customer’s rental transaction or purchase and is recorded net of applicable sales taxes;

•	Money transfer revenue represents the commissions earned on a money transfer transaction and is recognized at the time the customer completes the transaction;

•	Entertainment revenue is recognized at the time cash is deposited in our machines. Cash deposited in the machines that has not yet been collected is referred to as cash in machine and is estimated at period end and reported on the balance sheet under the caption “Cash in machine or in transit”. This estimate is based on the average daily revenue per machine, multiplied by the number of days since the coin in the machine has been collected. The estimated value of our entertainment services coin-in-machine was approximately $3.0 million and $8.4 million at December 31, 2008 and December 31, 2007, respectively;

•	E-payment revenue is recognized at the point of sale based on our commissions earned, net of retailer fees.

     Fees paid to retailers: Fees paid to retailers relate to the amount we pay our retailers for the benefit of placing our machines in their stores and their agreement to provide certain services on our behalf to our customers. The fee is generally calculated as a percentage of each coin-counting transaction or as a percentage of our entertainment and DVD revenues and is recorded in our consolidated income statement under the caption “direct operating expenses.” The fee arrangements are based on our negotiations and evaluation of certain factors with the retailers such as total revenue, e-payment capabilities, long-term non-cancelable contracts, installation of our machines in high traffic and/or urban or rural locations, new product commitments, co-op marketing incentive, or other criteria. We recognize this expense at the time we recognize the associated revenue from each of our customer transactions. In certain instances, we prepay amounts to our entertainment services retailers, which are expensed over the contract term. The expense is included in depreciation and other in the accompanying consolidated statements of operations and cash flows.
     Fair value of financial instruments: The carrying amounts for cash and cash equivalents, our receivables and our payables approximate fair value, which is the amount for which the instrument could be exchanged in a current transaction between willing parties. The fair value of our revolving line of credit approximates its carrying amount.
     Foreign currency translation: The functional currencies of our International subsidiaries are the British Pound Sterling for Coinstar Limited in the United Kingdom and the Euro for Coinstar Money Transfer (“CMT”). We translate assets and liabilities related to these operations to U.S. dollars at the exchange rate in effect at the date of the consolidated balance sheet; we convert revenues and expenses into U.S. dollars using the average monthly exchange rates. Translation gains and losses are reported as a separate component of accumulated other comprehensive income.
     Interest rate swap: During the first quarter of 2008, we entered into an interest rate swap agreement with Wells Fargo bank for a notional amount of $150.0 million to hedge against the potential impact on earnings from an increase in market interest rates associated with the interest payments on our variable-rate revolving credit facility. In the fourth quarter of 2008 we entered into another interest rate swap agreement with JP Morgan Chase for a notional amount of $75.0 million to hedge against the potential impact on earnings from an increase in market interest rates associated with the interest payments on our variable-rate revolving credit facility. One of our risk management objectives and strategies is to lessen the exposure of variability in cash flow due to the fluctuation of market interest rates and lock in an interest rate for the interest cash outflows on our revolving debt. Under the interest rate swap agreements, we receive or make payments on a monthly basis, based on the differential between a specific interest rate and one-month LIBOR. The interest rate swaps are accounted for as cash flow hedges in accordance with FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”). As of December 31, 2008, the fair value of the swaps, which was $7.5 million, was recorded in other comprehensive income, net of tax of $2.9 million, with the corresponding adjustment to other accrued liabilities in our consolidated financial statements. We reclassify a corresponding amount from accumulated other comprehensive income to the consolidated statement of operations as the interest payments are made. The net gain or loss included in our consolidated statement of operations representing the amount of hedge ineffectiveness is inconsequential. The term of the $150.0 million swap is through March 20, 2011. The term of the $75.0 million swap is through October 28, 2010.
     Stock-based compensation: Effective January 1, 2006, we adopted the fair value recognition provisions of FASB Statement No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”) using the modified–prospective transition method. Under this transition method, compensation expense recognized includes the estimated fair value of stock options granted on and subsequent to January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS 123R, and the estimated fair value of the portion vesting in the period for options granted prior to, but not vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation.
     Prior to the adoption of SFAS 123R we presented all tax benefits resulting from the exercise of stock options as operating cash inflows in the consolidated statements of cash flows, in accordance with the provisions of the Emerging Issues Task Force (“EITF”) Issue No. 00-15, Classification in the Statement of Cash Flows of the Income Tax Benefit Received by a Company upon Exercise of a Nonqualified Employee Stock Option. SFAS 123R requires the benefits of tax deductions in excess of the compensation cost recognized for those options to be classified as financing cash inflows when they are realized rather than operating cash inflows, on a prospective basis. Excess tax benefits were approximately zero for the year ended 2008. Excess tax benefits generated during the years ended December 31, 2007 and 2006 were approximately $3.8 million and $1.0 million, respectively.
     Income taxes: Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of our assets and liabilities and operating loss and tax credit carryforwards. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized. Deferred tax assets and liabilities and operating loss and tax credit carryforwards are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences and operating loss and tax credit carryforwards are expected to be recovered or settled.

     Effective January 1, 2007, we adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). FIN 48 is an interpretation of FASB Statement No. 109, Accounting for Income Taxes (“SFAS 109”) which provides comprehensive guidance on the recognition and measurement of tax positions in previously filed tax returns or positions expected to be taken in future tax returns. The tax benefit from an uncertain tax position must meet a “more-likely-than-not” recognition threshold and is measured at the largest amount of benefit greater than 50% determined by cumulative probability of being realized upon ultimate settlement with the taxing authority. The interpretation provides guidance on derecognition, classification, interest and penalties, as well as disclosure requirements in the financial statements of uncertain tax positions.
     As of the adoption date and as of December 31, 2008 and 2007, we identified $1.2 million of unrecognized tax benefits which would affect our effective tax rate if recognized.
     In accordance with our accounting policy, we recognize interest and penalties associated with uncertain tax positions in income tax expense. As of the adoption date and December 31, 2008 and 2007, it was not necessary to accrue interest and penalties associated with the uncertain tax positions identified because operating losses and tax credit carryforwards are sufficient to offset all unrecognized tax benefits.
     Research and development: Costs incurred for research and development activities are expensed as incurred. Software costs developed for internal use are accounted for under Statement of Position (“SOP”) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.
     Recent accounting pronouncements: In September 2006, the FASB issued FASB Statement No. 157, Fair Value Measures (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value and enhances disclosures about fair value measures. Effective January 1, 2008, we implemented SFAS 157 for our financial assets and liabilities. In accordance with the provisions of FSP No. FAS 157-2, Effective Date of FASB Statement No. 157, we elected to defer implementation of SFAS 157 related to our non-financial assets and non-financial liabilities that are recognized and disclosed at fair value in the financial statements on a nonrecurring basis until January 1, 2009. We do not anticipate that the adoption of SFAS 157 related to our non-financial assets and non-financial liabilities will have a material impact on our consolidated financial position, results of operations or cash flows.
     The adoption of SFAS 157 with respect to financial assets and liabilities did not have a material impact on our financial results for the year ended December 31, 2008. SFAS 157 establishes a hierarchy that prioritizes fair value measurements based on the types of inputs used for the various valuation techniques. The levels of the hierarchy are described below:
•	Level 1: Observable inputs such as quoted prices in active markets for identical assets or liabilities

•	Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly; these include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active

•	Level 3: Unobservable inputs that reflect the reporting entity’s own assumptions
     We use a market approach valuation technique in accordance with SFAS 157 and we measure fair value based on quoted prices observed from the marketplace. The following table presents our financial assets that have been measured at fair value as of December 31, 2008 and indicates the fair value hierarchy of the valuation inputs utilized to determine such fair value.

	Balance as of December 31, 2008
	Level 1	Level 2	Level 3
Short-term investment	$822	—	—
Interest rate swap liability	—	$7,466	—
     In December 2007, the FASB issued FASB Statement No. 141 (revised 2007), Business Combinations (“SFAS 141R”). SFAS 141R retains the fundamental requirements of Statement No. 141 to account for all business combinations using the acquisition method (formerly the purchase method) and for an acquiring entity to be identified in all business combinations. However, the new standard requires the acquiring entity in a business combination to recognize all the assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose the information needed to evaluate and understand the nature and financial effect of the business combination. SFAS 141R is effective for acquisitions made on or after the first day of annual periods beginning on or after December 15, 2008. The adoption of SFAS 141R will result in the recognition of certain types of acquisition related expenses in our results of operations that are currently capitalized or related costs that may be incurred on transactions completed following the adoption of this statement.
     In December 2007, the FASB issued Statement No. 160, Non-controlling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51 (“FAS 160”), which establishes accounting and reporting standards for the non-controlling interest in a subsidiary, commonly referred to as minority interest. Among other matters, FAS 160 requires that non-controlling interests be reported within the equity section of the balance sheet and that the amounts of consolidated net income or loss and consolidated comprehensive income or loss attributable to the parent company and the non-controlling interests are clearly presented separately in the consolidated financial statements. Also, pursuant to FAS 160, where appropriate, losses will be allocated to non-controlling interests even when that allocation may result in a deficit balance. Effective January 1, 2009, we adopted the provisions of FAS 160, which are being applied prospectively, except for the presentation and disclosure requirements, which are being applied retrospectively to all periods presented. This 2008 financial information has been recast to reflect the adoption of FAS 160 as described in Note 19.
     In March 2008, the FASB issued FASB Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities (“SFAS 161”). SFAS 161 requires enhanced disclosures about how and why companies use derivatives, how derivative instruments and related hedged items are accounted for and how derivative instruments and related hedged items affect a company’s financial position, financial performance and cash flows. The provisions of SFAS 161 are effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. SFAS 161 requires us to expand certain disclosures. We do not anticipate that the adoption of SFAS 161 will have a material impact on our consolidated financial position, results of operations or cash flows.
     Reclassifications: Certain reclassifications have been made to the prior year amounts to conform to the current year presentation.
NOTE 3: ACQUISITIONS
     In connection with our acquisitions, we have allocated the respective purchase prices plus transaction costs to the estimated fair values of the tangible and intangible assets acquired and liabilities assumed. These purchase price allocation estimates were based on our estimates of fair values.
Coinstar Money Transfer
     During the second quarter of 2006, we acquired Coinstar Money Transfer (“CMT”) for $27.5 million in cash. The acquisition was effected pursuant to the Agreement for the Sale and Purchase of the Entire Issued Share Capital of Travelex Money Transfer Limited dated April 30, 2006, between Travelex Limited, Travelex Group Limited, and Coinstar. CMT is one of the leading money transfer networks in terms of agent locations and countries in which we do business. In addition to company-owned locations, CMT has agreements with banks, post offices, and other retail locations to offer its service. CMT was established in mid-2003 and uses leading edge Internet-based technology to provide consumers with an easy-to-use, reliable and cost-effective way to send money around the world. In addition to the purchase price, we incurred $2.1 million in transaction costs, including costs relating to legal, accounting and other directly related charges. The results of operations of CMT since May 31, 2006, are included in our Consolidated Financial Statements. Of the total purchase price, approximately $23.9 million was allocated to goodwill, which will not be amortized, and $8.9 million was allocated to intangible assets which will be amortized over various terms through 2016.
GroupEx
     On January 1, 2008, we acquired GroupEx Financial Corporation, JRJ Express Inc. and Kimeco, LLC (collectively, “GroupEx”), for an aggregate purchase price of $70.0 million. The purchase price included a $60.0 million cash payment at closing. In addition, there is an additional payment of up to $10.0 million should certain performance conditions be met in the fifteen months following the closing. As of December 31, 2008, we believe this payout is probable as the performance conditions have been met. Further, we incurred an estimated $2.1 million in transaction costs, including legal, accounting, and other directly related charges. The total purchase price, net of cash acquired, was $45.3 million. The results of operations of GroupEx from January 1, 2008 are included in our Consolidated Financial Statements.

     The acquisition was recorded under the purchase method of accounting and the purchase price was allocated based on the fair value of the assets acquired and the liabilities assumed.
     The total purchase price consideration consists of the following:

(in thousands)
Cash paid for acquisition of GroupEx	$60,000
Additional payout	10,000
Acquisition related costs	2,100

$72,100

     The total purchase consideration has been allocated to the assets acquired and liabilities assumed, including identifiable intangible assets, based on their respective fair values at the acquisition date. The following condensed balance sheet data is preliminary and presents the fair value of the assets acquired and liabilities assumed.

(in thousands)

Assets acquired:
Cash and cash equivalents	$26,807
Trade accounts receivable	13,531
Prepaid expenses and other assets	2,053
Property and equipment	4,015
Intangible assets	15,300
Goodwill	56,930

118,636

Liabilities assumed:
Accounts payable and accrued liabilities	46,536

$72,100

     Goodwill of $56.9 million, representing the excess of the purchase price paid over the fair value of the tangible and identifiable intangible assets acquired, will not be amortized, consistent with the guidance in FASB Statement No. 142, Goodwill and Other Intangible Assets. An election pursuant to Internal Revenue Code Section 338(h)(10) is being made for tax purposes so the entire amount of intangibles and goodwill will be amortized and deducted over 15 years. Included in the liabilities assumed, is an estimated additional payment of $10.0 million which represents our best estimate that certain performance conditions as defined in the agreement, would be met in the fifteen months following the closing. As of December 31, 2008, we believe the estimated payout is probable as the performance conditions have been met and we expect the payment will be made in 2009.
     We used forecasted future cash flows to estimate the fair value of the acquired intangible assets and a portion of the purchase price was allocated to the following identifiable intangible assets:

(in thousands)

Intangible assets:
Internal use software	$1,600
Agent relationships	12,300
Trademark	1,400

Total	$15,300

     Amortization expense for the year ended 2008, relating to this acquisition was approximately $2.0 million. Based on identified intangible assets recorded as of December 31, 2008, and assuming no subsequent impairment of the underlying assets, the estimated aggregate amortization expense will be as follows:

(in thousands)

2009	$2,017
2010	2,017
2011	1,550
2012	1,550
2013	1,230
Thereafter	4,919

$13,283

Redbox
     In January 2008, we exercised our option to acquire a majority ownership interest in the voting equity of Redbox and our ownership interest increased from 47.3% to 51.0%.
     The total purchase price consideration consists of the following:

(in thousands)

Cash paid for the initial Redbox investment of 47.3% ownership	$32,000
Cash paid for the additional investment of 3.7% ownership in January 2008	5,106
Estimated acquisition related costs	392
Equity investment (loss) from December 2005 to January 2008	(3,689)

Total investment in Redbox at the acquisition date	$33,809

     The acquisition was recorded under the purchase method of accounting and the purchase price was allocated based on the fair value of the assets acquired and the liabilities assumed to the extent of the 51% ownership interest acquired as of the various dates the payments were made under step acquisition accounting. The remaining 49% portion of net assets represents the non-controlling interest in Redbox. The following unaudited condensed balance sheet presents assets and liabilities of Redbox, consolidated on January 18, 2008, resulting from our step acquisitions of Redbox.

(in thousands)

Assets acquired:
Cash and cash equivalents	$13,470
Trade accounts receivable	10,175
Inventory	27,072
Prepaid expenses and other assets	7,142
Property and equipment	100,691
Intangible assets	1,905
Goodwill	11,898

172,353

Liabilities assumed:
Accounts payable and accrued liabilities	112,521
Deferred tax liability	2,101
Non-controlling interest	23,922

Total investment in Redbox	$33,809

     The calculation and recognition of goodwill is consistent with the step acquisition guidance in FASB Statement No. 141, Business Combination and ARB No. 51, Consolidated Financial Statements. Goodwill of $11.9 million represents primarily the excess of purchase price paid over the fair of value of the tangible and identifiable intangible assets acquired, and is not amortized. The goodwill of $2.5 million recognized as a result of the additional purchase of 3.7% in 2008 is expected to be deductible for tax purposes.
     We used forecasted future cash flows to estimate the fair value of Redbox intangible assets. Intangible assets of $1.9 million represent the internal-use software and customer relations acquired when payments were made under step acquisition accounting and are amortized over 5 years. The amortization expense for the year ended December 31, 2008 was approximately $0.5 million. Based on intangible assets recorded as of December 31, 2008, and assuming no subsequent impairment of the underlying assets, the annual estimated amortization expense will be as follows:

(in thousands)

2009	$496
2010	415
2011	192
2012	192
2013	121

$1,416

     The following unaudited pro forma information represents the results of operations for Coinstar, Inc. inclusive of Redbox for the years ended December 31, 2008 and December 31, 2007, as if the acquisition had been consummated as of January 1, 2008 and January 1, 2007. Such pro forma information is not provided for our GroupEx acquisition as the impact to our consolidated financial statements is not material. This pro forma information is unaudited and does not purport to be indicative of what may occur in the future:

	Year Ended December 31,
	2008	2007
	(in thousands)
Revenue	$922,910	$680,412
Net income (loss) attributable to Coinstar, Inc.	$14,123	$(23,348)
Net income (loss) per share
Basic earnings (loss) per share attributable to Coinstar, Inc.	$0.50	$(0.84)
Diluted earnings (loss) per share attributable to Coinstar, Inc.	$0.50	$(0.84)

Shares:
Basic	28,041	27,805
Diluted	28,464	27,805
See Note 18 subsequent event regarding Redbox.
NOTE 4: PROPERTY AND EQUIPMENT
     Property and equipment, net (including coin-counting, entertainment, e-payment and DVD machines) consisted of the following as of December 31:

	2008	2007
	(in thousands)
Machines	$612,583	$364,564
Computers	32,277	15,238
Office furniture and equipment	20,715	10,119
Vehicles	14,098	24,655
Leasehold improvements	3,715	2,548

	683,388	417,124
Accumulated depreciation and amortization	(330,635)	(271,083)

	$352,753	$146,041

     In February 2008, we reached an agreement with Wal-Mart to significantly expand our coin-counting machines and our DVD kiosks installed at Wal-Mart locations. In conjunction with the expansion, we have removed approximately 50% of our cranes, bulk heads and kiddie rides from our existing Wal-Mart locations. This decision, along with other contract terminations or decisions to scale-back the number of entertainment machines with other retail partners as well as macro-economic trends negatively affecting the entertainment service industry, resulted in excess equipment and inventory. As a result, we recorded a non-cash impairment charge of $52.6 million or approximately 50% of the net book value of our entertainment machines related to the impairment of these cranes, bulk heads, and kiddie rides in the year ended December 31, 2007.
NOTE 5: INTANGIBLE ASSETS
     The gross carrying amounts and related accumulated amortization as well as the range of estimated useful lives of identifiable intangible assets at the reported balance sheet dates were as follows:

		Estimated	December 31,
	Range of	Weighted	(in thousands)
	Estimated	Average	2008		2007
	Useful Lives	Useful Lives	Gross	Accumulated	Gross	Accumulated
	(in years)	(in years)	Amount	Amortization	Amount	Amortization
Intangible assets:
Retailer and agent relationships	3 - 10	9.17	$57,661	$(23,287)	$44,005	$(17,180)
Other identifiable intangible assets	1 - 40	8.02	13,765	(4,754)	10,686	(3,054)

Total			$71,426	$(28,041)	$54,691	$(20,234)
     Based on identifiable intangible assets recorded as of December 31, 2008, and assuming no subsequent impairment of the underlying assets, the annual estimated aggregate future amortization expenses are as follows:

(in thousands)

2009	$9,004
2010	8,278
2011	6,562
2012	6,172
2013	4,825
Thereafter	8,544

$43,385

NOTE 6: ACCRUED LIABILITIES
     Accrued liabilities consisted of the following as of December 31:

	2008	2007
	(in thousands)
Payroll related expenses	$25,460	$12,442
Interest payable	2,268	616
Taxes payable	16,758	4,068
Accrued rent	12,981	—
Accrued professional fees	3,697	1,659
Service contract providers	5,031	5,451
Accrued medical insurance	1,564	1,951
Payable to related party for telecommunication fee refund	—	5,547
Accrued acquisition costs	10,000	—
Interest rate swap	7,467	—
Other	12,261	9,177

	$97,487	$40,911

NOTE 7: LONG-TERM DEBT
     Long-term debt consisted of the following as of December 31:

	2008	2007
	(in thousands)
Revolving line of credit	$270,000	$257,000

Long-term debt	$270,000	$257,000

     On November 20, 2007, we entered into a senior secured revolving line of credit facility, as amended on February 12, 2009, which replaced a prior credit facility, providing advances up to $400.0 million for (i) revolving loans, (ii) swingline advances subject to a sublimit of $25.0 million, and (iii) the issuance of letters of credit in our behalf subject to a sublimit of $50.0 million. We may, subject to applicable conditions, request an increase in the revolving line of credit facility up to an aggregate of an additional $50.0 million. Original fees for this facility of approximately $1.7 million are being amortized over the 5-year life of the revolving line of credit facility. We amortize deferred financing fees on a straight-line basis which approximates the effective interest method. The credit facility matures on November 20, 2012, at which time all outstanding borrowings must be repaid and all outstanding letters of credit must have been cash collateralized. Our obligations under the revolving line of credit facility are secured by a first priority security interest in substantially all of our assets and the assets of our domestic subsidiaries, as well as a pledge of a substantial portion of our subsidiaries’ capital stock. As of December 31, 2008, our outstanding revolving line of credit balance was $270.0 million.

     During the first quarter of 2008, we entered into an interest rate swap agreement with Wells Fargo bank for a notional amount of $150.0 million to hedge against the potential impact on earnings from an increase in market interest rates associated with the interest payments on our variable-rate revolving credit facility. In the fourth quarter of 2008 we entered into another interest rate swap agreement with JP Morgan Chase for a notional amount of $75.0 million to hedge against the potential impact on earnings from an increase in market interest rates associated with the interest payments on our variable-rate revolving credit facility. One of our risk management objectives and strategies is to lessen the exposure of variability in cash flow due to the fluctuation of market interest rates and lock in an interest rate for the interest cash outflows on our revolving debt. Under the interest rate swap agreements, we receive or make payments on a monthly basis, based on the differential between a specific interest rate and one-month LIBOR. The interest rate swaps are accounted for as a cash flow hedge in accordance with SFAS 133. As of December 31, 2008, the fair value of the swaps, which was $7.5 million, was recorded in other comprehensive income, net of tax of $2.9 million, with the corresponding adjustment to other accrued liabilities in our consolidated financial statements. We reclassify a corresponding amount from accumulated other comprehensive income to the consolidated statement of operations as the interest payments are made. The net gain or loss included in our consolidated statement of operations representing the amount of hedge ineffectiveness is inconsequential. The term of the $150.0 million swap is through March 20, 2011. The term of the $75.0 million swap is through October 28, 2010.
     Subject to applicable conditions, we may elect interest rates on our revolving borrowings calculated by reference to (i) the British Bankers Association LIBOR rate (the “LIBOR Rate”) fixed for given interest periods or (ii) the highest of Bank of America’s prime rate, (the average rate on overnight federal funds plus one half of one percent, or the LIBOR Rate fixed for one month plus one percent) (the “Base Rate”), plus, in each case, a margin determined by our consolidated leverage ratio. For swing line borrowings, we will pay interest at the Base Rate, plus a margin determined by our consolidated leverage ratio. For borrowings made with the LIBOR Rate, the margin ranges from 250 to 350 basis points, while for borrowings made with the Base Rate, the margin ranges from 150 to 250 basis points.
     As of December 31, 2008, our weighted average interest rate on the revolving line of credit facility was 2.2% which was based on the debt agreement before the amendment. For borrowings made with the LIBOR Rate, the margin ranged from 75 to 175 basis points, while for borrowings made with the Base Rate, the margin ranged from 0 to 50 basis points.
     The credit facility contains customary negative covenants and restrictions on actions including, without limitation, restrictions on indebtedness, liens, fundamental changes or dispositions of our assets, payments of dividends or common stock repurchases, capital expenditures, investments, and mergers, dispositions and acquisitions, among other restrictions. In addition, the credit agreement requires that we meet certain financial covenants, ratios and tests, including maintaining a maximum consolidated leverage ratio and a minimum interest coverage ratio, as defined in the credit agreement. As of December 31, 2008, we were in compliance with all covenants.
Redbox Debt
     As of December 31, 2008, included in our consolidated financial statements was debt associated with Redbox totaling $35.0 million, of which $11.9 million was a promissory note owed to GetAMovie, Inc. (“GAM”) and $23.1 million related to a Rollout Purchase, License and Service Agreement (“the Rollout Agreement”) with McDonald’s USA. This debt was not contractually guaranteed by Coinstar, Inc as of December 31, 2008.
     In May 2007, Redbox entered into an individual promissory note agreement with GAM. The promissory note provided Redbox with $10.0 million and carried an effective interest rate of 11.0% per year. Accrued interest of $1.9 million at December 31, 2008 becomes payable to GAM on May 1, 2009, and thereafter, will be paid quarterly, in arrears, with a final payment consisting of the principal and any accrued interest on May 1, 2010.
     In November 2006, Redbox and McDonald’s USA entered into the Rollout Agreement giving McDonald’s USA and its franchisees and franchise marketing cooperatives the right to purchase DVD rental kiosks to be located at selected McDonald’s restaurant sites for which Redbox subsequently received proceeds. The proceeds under the Rollout Agreement are classified as debt and the interest rate is based on similar rates that Redbox has with its kiosk sale-leaseback transactions. The payments made to McDonald’s USA over the contractual term of the Rollout Agreement, which is 5 years, will reduce the accrued interest liability and principal. The future payments made under this Rollout Agreement contain a minimum annual payment of $2.1 million as well as the variable payouts based on the license fee earned by McDonald’s USA and its franchisees.

See Note 18 subsequent event regarding Redbox.
NOTE 8: COMMITMENTS
     Lease commitments: Our corporate administrative, marketing and product development facility is located in a 46,070 square foot facility in Bellevue, Washington, under a lease that expires December 1, 2009. In connection with certain acquisitions, we assumed the leases for their respective corporate headquarters as further discussed in Note 17.
     In addition, we have entered into capital lease agreements to finance the acquisition of certain automobiles. These capital leases have terms of 36 to 60 months at imputed interest rates that range from 2.0% to 15.0%. Assets under capital lease obligations aggregated $84.5 million and $24.5 million, net of $31.0 million and $10.0 million of accumulated amortization, as of December 31, 2008 and 2007, respectively.
     Redbox also has entered into certain DVD kiosk transactions which are accounted for as capital leases.
     A summary of our minimum lease obligations as of December 31, 2008 is as follows:

	Capital	Operating
	Leases	Leases *
	(in thousands)
2009	$22,841	$10,096
2010	16,718	7,951
2011	7,128	5,172
2012	1,246	3,320
2013	—	1,370
Thereafter	—	1,805

Total minimum lease commitments	47,933	$29,714

Less amounts representing interest	(4,160)

Present value of lease obligation	43,773
Less current portion	(20,264)

Long-term portion	$23,509

*	One of our lease agreements is a triple net operating lease. Accordingly, we are responsible for other obligations under the lease including, but not limited to, taxes, insurance, utilities and maintenance as incurred.
     Rental expense on our operating leases was $14.5 million, $10.0 million and $9.2 million for the years ended December 31, 2008, 2007 and 2006, respectively.
     Purchase commitments: We have entered into certain purchase agreements with suppliers of our machines, which result in total purchase commitments of $4.6 million as of December 31, 2008.
     Letters of credit: As of December 31, 2008, we had five irrevocable letters of credit that totaled $12.4 million. These standby letters of credit, which expire at various times through 2009, are used to collateralize certain obligations to third parties. We expect to renew these letters of credit. As of December 31, 2008, no amounts were outstanding under these standby letter of credit agreements.
NOTE 9: STOCKHOLDERS’ EQUITY
     Treasury stock: Under the terms of our credit facility, we are permitted to repurchase up to (i) $25.0 million of our common stock plus (ii) proceeds received after November 20, 2007, from the issuance of new shares of capital stock under our employee equity compensation plans. Subsequent to November 20, 2007 and as of December 31, 2008, the authorized cumulative proceeds received from option exercises or other equity purchases under our equity compensation plans totaled $9.2 million, bringing the total authorized for purchase under our credit facility to $34.2 million. After taking into consideration our share repurchases of $6.5 million subsequent to November 20, 2007, the remaining amount authorized for repurchase under our credit facility is $27.7 million as of December 31, 2008, however we will not exceed our repurchase limit authorized by the board of directors as outlined below.
     Apart from our credit facility limitations, our board of directors authorized the repurchase of up to $22.5 million of our common stock plus additional shares equal to the aggregate amount of net proceeds received after January 1, 2003, from our employee equity compensation plans. As of December 31, 2008, this authorization allows us to repurchase up to $23.9 million of our common stock.
NOTE 10: STOCK-BASED COMPENSATION PLANS
     Stock-based compensation: Stock-based compensation is accounted for in accordance with the provisions of FASB Statement No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”). Under SFAS 123R, the fair value of stock awards is estimated at the date of grant using the Black-Scholes-Merton (“BSM”) option valuation model. Stock-based compensation expense is reduced for estimated forfeitures and is amortized over the vesting period.
     The following summarizes the weighted average valuation assumptions and grant date fair value of options granted during the periods shown below:

	Year Ended December 31,
	2008	2007	2006
Expected term (in years)	3.7	3.7	3.6
Expected stock price volatility	35%	41%	47%
Risk-free interest rate	2.5%	4.4%	4.6%
Expected dividend yield	0.0%	0.0%	0.0%
Estimated fair value per option granted	$9.62	$10.91	$9.87
     The expected term of the options represents the estimated period of time from grant until exercise and is based on historical experience of similar awards, giving consideration to the contractual terms, vesting schedules and expectations of future employee behavior. Expected stock price volatility is based on historical volatility of our stock for a period at least equal to the expected term. The risk-free interest rate is based on the implied yield available on United States Treasury zero-coupon issues with an equivalent remaining term. We have not paid dividends in the past and do not plan to pay any dividends in the foreseeable future.
     The following table summarizes stock-based compensation expense, and the related deferred tax benefit for stock option and award expense, which excludes stock-based compensation for Redbox in the amount of $2.2 million and the related tax benefit of zero for the year ended December 31, 2008:

	Year Ended December 31,
	2008	2007	2006
	(in thousands)
Stock-based compensation expense	$6,597	$6,421	$6,258
Related deferred tax benefit	1,845	1,700	1,590
     Stock options: Stock options are granted to employees under the 2000 Amended and Restated Equity Incentive Plan (the “2000 Plan”) and the 1997 Amended and Restated Equity Incentive Plan (the “1997 Plan”). Options awarded vest annually over 4 years and expire after 5 years. Shares of common stock are issued upon exercise of stock options. We have reserved a total of 770,000 shares of common stock for issuance under the 2000 Plan and 8,117,274 shares of common stock for issuance under the 1997 Plan.
     Under the terms of our Amended and Restated 1997 Non-Employee Directors’ Stock Option Plan, the board of directors has provided for the automatic grant of options to purchase shares of common stock to non-employee directors. We have reserved a total of 400,000 shares of common stock for issuance under the Non-Employee Directors’ Stock Option Plan.
     At December 31, 2008, there were 4.7 million shares of unissued common stock reserved for issuance under all the stock plans, of which 2.1 million shares were available for future grants.
     The following table presents a summary of the stock option activity for the years ended December 31:

	2008		2007		2006
	Shares	Weighted average	Shares	Weighted average	Shares	Weighted average
	(in thousands)	exercise price	(in thousands)	exercise price	(in thousands)	exercise price
OUTSTANDING, Beginning of year	2,668	$23.07	2,514	$21.52	2,657	$20.81
Granted	529	32.23	503	30.09	232	24.83
Exercised	(443)	20.19	(224)	19.88	(311)	17.78
Cancelled, expired or forfeited	(65)	27.47	(125)	26.05	(64)	22.04

OUTSTANDING, End of year	2,689	25.24	2,668	23.07	2,514	21.52

EXERCISABLE, End of year	1,722	22.47	1,825	21.29	1,652	20.87

     As of December 31, 2008, total unrecognized stock-based compensation expense related to unvested stock options was approximately $6.4 million. This expense is expected to be recognized over a weighted average period of approximately 1.8 years. As of December 31, 2008, the weighted average remaining contractual term for options outstanding and options exercisable was 3.6 years and 3.7 years, respectively. As of December 31, 2008, the aggregate intrinsic value for options outstanding and options exercisable was $0.9 million and $0.9 million, respectively. During the year ended December 31, 2008, the total intrinsic value of stock options exercised was approximately $5.9 million.
     Restricted stock awards: Restricted stock awards are granted to certain officers and non-employee directors under the 1997 Plan, which vests annually over four years and one year, respectively. The restricted share units require no payment from the grantee and compensation cost is recorded based on the market price on the grant date and is recorded equally over the vesting period. Compensation expense related to restricted stock awards totaled approximately $1.5 million, $1.3 million and $0.6 million for the years ended December 31, 2008, 2007 and 2006, respectively. The related deferred tax benefit for restricted stock awards expense was approximately $0.9 million, $0.5 million and $0.2 million for the years ended December 31, 2008, 2007 and 2006, respectively.
     As of December 31, 2008, total unrecognized stock-based compensation expense related to unvested restricted stock awards was approximately $2.6 million. This expense is expected to be recognized over a weighted average period of approximately 1.5 years. During the year ended December 31, 2008, the total fair value of restricted stock awards vested was approximately $1.6 million.
     The following table presents a summary of restricted stock award activity for the years ended December 31:

	2008		2007		2006
		Weighted		Weighted		Weighted
		average		average		average
	Shares	grant date	Shares	grant date	Shares	grant date
	(in thousands)	fair value	(in thousands)	fair value	(in thousands)	fair value

NON-VESTED, Beginning of year	105	$28.25	70	$24.30	83	$24.49
Granted	91	33.67	69	30.48	8	22.77
Vested	(55)	28.85	(28)	24.03	(21)	24.49
Forfeited	(6)	32.96	(6)	27.52	—	—

NON-VESTED, End of year	135	30.36	105	28.25	70	24.30

     During April 2006, Redbox established the Redbox Employee Equity Incentive Plan (REEIP), which provides for the issuance of redeemable Class B interests to employees. Redeemable Class B interests granted under the plan vest on a straight-line basis over three to four years. Holders of redeemable Class B interests have a one-time right, during the 90-day period commencing December 1, 2012, to require Redbox to redeem their vested redeemable Class B interests at fair value. The redeemable Class B interests are accounted for under SFAS 123R based on the fair value of the awards at the end of the period. Total compensation expense under the REEIP was $2.2 million and the related tax benefit was zero for Redbox for the year ended 2008. The unrecognized stock compensation under the REEIP was $5.1 million at December 31, 2008, which will be recognized over approximately two years. Upon closing the Redbox transactions, as discussed in Note 18, the REEIP may be re-evaluated.
NOTE 11: INCOME TAXES
     The components of income (loss) before income taxes were as follows:

	December 31,
	2008	2007	2006
	(in thousands)
United States operations	$54,865	$(17,945)	$36,175
Foreign operations	(10,123)	(10,619)	(5,475)

Total income (loss) before taxes (see Note 19)	$44,742	$(28,564)	$30,700

     The components of income tax (benefit) expense were as follows:

	December 31,
	2008	2007	2006
	(in thousands)
Current:
United States federal	$2,962	$1,216	$826
State and local	159	1,692	617
Foreign	952	(77)	447

Total current	4,073	2,831	1,890

Deferred:
United States federal	$10,279	$(6,707)	$9,519
State and local	2,248	(1,461)	2,079
Foreign	(406)	(974)	(1,415)

Total deferred	12,121	(9,142)	10,183

Total tax expense (benefit)	$16,194	$(6,311)	$12,073

     The income tax (benefit) expense differs from the amount that would result by applying the U.S. statutory rate to (loss) income before income taxes. A reconciliation of the difference follows:

	December 31,
	2008	2007	2006

U.S. federal tax expense (benefit) at the statutory rate	35.0%	-35.0%	35.0%
State income taxes, net of federal impact	5.2%	-1.9%	4.8%
Incentive stock options	2.4%	1.9%	2.1%
Impact of meeting the indefinite reversal criteria for unremitted foreign earnings	0.0%	0.0%	-4.8%
State net operating loss carryforward adjustment	-0.1%	2.6%	3.7%
R&D credit	-1.5%	-0.2%	-3.4%
Change in valuation allowance for deferred tax asset	11.0%	7.0%	1.2%
Foreign rate differential	2.4%	1.9%	0.0%
Impact of non-controlling interest in Redbox (see Note 19)	-17.2%	0.0%	0.0%
Other	-1.0%	1.6%	0.7%

	36.2%	-22.1%	39.3%

     Deferred income tax assets and liabilities reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the carrying amounts used for income tax purposes. Future tax benefits for net operating loss and tax credit carryforwards are also recognized to the extent that realization of such benefits is more likely than not.
     In determining our fiscal 2008, 2007 and 2006 tax provisions under SFAS 109, management determined the deferred tax assets and liabilities for each separate tax jurisdiction and considered a number of factors including the positive and negative evidence regarding the realization of our deferred tax assets to determine whether a valuation allowance should be recognized with respect to our deferred tax assets. The consolidated tax valuation allowance was $6.9 million as of December 31, 2008. A valuation allowance has been recorded against foreign net operating losses as the negative evidence outweighs the positive evidence that those deferred tax assets will more likely than not be realized. The net change in the valuation allowance during the years ended December 31, 2008, 2007 and 2006 was $4.4 million, $1.6 million and $0.9 million, respectively.

     Significant components of our deferred tax assets and liabilities as of December 31, 2008 and 2007 are as follows:

	December 31,
	2008	2007
	(in thousands)
Deferred tax assets:
Tax loss carryforwards	$34,838	$12,030
Credit carryforwards	6,574	4,423
Accrued liabilities and allowances	7,806	2,638
Stock compensation	3,771	2,835
Inventory	—	832
Foreign tax credit	1,478	1,134
Property and equipment	—	12,311
Other	3,716	249

Gross deferred tax assets	58,183	36,452
Less valuation allowance	(6,897)	(2,508)

Total deferred tax assets	51,286	33,944

Deferred tax liabilities:
Property and equipment	(27,524)	—
Inventory	(916)	—
Intangible assets	(11,767)	(11,065)
Minority interest	(11,932)	—
Unremitted earnings	—	(3,027)

Total deferred tax liabilities	(52,139)	(14,092)

Net deferred tax (liabilities) assets	$(853)	$19,852

     As of December 31, 2008, deferred tax assets included approximately $34.8 million of net operating losses and United States federal tax credits of $8.1 million. The tax credits consist of $1.5 million of foreign tax credits that expire from the years 2016 to 2019, $2.1 million of research and development tax credits that expire from the years 2012 to 2029 and $4.5 million of alternative minimum tax credits which do not expire.
     In May 2006, we acquired CMT and recorded a deferred tax liability of $2.7 million representing acquired intangibles that had no tax basis. This deferred tax liability is available to realize deferred tax assets related to net operating loss carryforwards generated by CMT and its subsidiaries, resulting in a lower valuation allowance to offset that deferred tax asset.
     In 2006, the indefinite reversal criteria of Accounting Principle Board Opinion No. 23, Accounting for Income Taxes—Special Areas (“APB 23”) in which the earnings of our foreign operations excluding Canada are permanently reinvested outside of the United States was met. As such, United States deferred taxes will not be provided on these earnings. United States deferred taxes previously recorded on foreign earnings were reversed, which resulted in a $1.5 million tax benefit in 2006. It is not practicable to determine the United States deferred taxes associated with foreign earnings that are indefinitely reinvested.
     During 2006, studies were conducted of accumulated state net operating loss carryforwards and of qualified research and development expenditures used in computing the research and development tax credit. As a result of these studies, we adjusted the carrying amount of the related deferred tax balances resulting in a charge of $1.1 million and a benefit of $1.0 million, respectively.
     The income tax benefit from stock option exercises in excess of the amounts recognized in the consolidated statements of operations as of December 31, 2007 and 2006 that was credited to common stock was approximately $0.6 million and $1.0 million, respectively. There was no income tax benefit from stock option exercises in excess of the amounts recognized in the consolidated statements of operations in December 31, 2008.
NOTE 12: NET INCOME (LOSS) PER SHARE
     Basic net income (loss) per share attributable to Coinstar, Inc. is computed by dividing the net income (loss) attributable to Coinstar, Inc. available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share attributable to Coinstar, Inc. is computed by dividing the net income (loss) attributable to Coinstar, Inc. for the period by the weighted average number of common and potential common shares outstanding (if dilutive) during the period. Potential common shares, composed of incremental common shares issuable upon the exercise of stock options and warrants, are included in the calculation of diluted net income (loss) per share attributable to Coinstar, Inc. to the extent such shares are dilutive.

     The following table sets forth the computation of basic and diluted net income (loss) per share attributable to Coinstar, Inc. for the periods indicated:

	Year Ended December 31,
	2008	2007	2006
	(in thousands)
Numerator:
Net income (loss) attributable to Coinstar, Inc.	$14,112	$(22,253)	$18,627

Denominator:
Weighted average shares for basic calculation	28,041	27,805	27,686
Incremental shares from employee stock options and awards	423	—	342

Weighted average shares for diluted calculation	28,464	27,805	28,028

     For the years ended December 31, 2008, 2007 and 2006, options and restricted stock awards totaling 1.1 million, 0.8 million and 1.0 million shares of common stock, respectively, were excluded from the computation of net income per common share because their impact would be antidilutive.
NOTE 13: RETIREMENT PLAN
     In July 1995, we adopted a tax-qualified employee savings and retirement plan under Section 401(k) of the Internal Revenue Code of 1986 for all employees who satisfy the age and service requirements under this plan. This plan is funded by voluntary employee salary deferral of up to 60% of annual compensation (subject to the Federal limitation) and a safe harbor employer match equaling 100% of the first 3% and 50% of the 4th and 5th percent. Additionally, all participating employees are 100% vested for all Coinstar matched contributions. We contributed $1.1 million, $1.1 million and $0.9 million to the plan for the years ended December 31, 2008, 2007 and 2006, respectively.
     We also maintain a 401(k) profit sharing plan, which covers substantially all of the employees of our entertainment services subsidiaries. Employees are permitted to contribute up to 60% of their eligible compensation. We make contributions to the plan matching 50% of the employees’ contribution up to 10% of their compensation. Matching contributions were $0.5 million, $0.7 million and $0.7 million for the years ended December 31, 2008, 2007 and 2006, respectively.
     Redbox also sponsors a 401(k) plan, and contributes to the plan matching 25% of the Redbox employees’ contributions up to 4% of their compensation. Matching contributions for the Redbox 401(k) plan were $0.3 million in 2008.
NOTE 14: TERMINATION OF SUPPLIER RELATIONSHIP
     Through April 1999, Scan Coin AB (“ScanCoin”) of Malmo, Sweden, was our sole source provider of our coin-counting devices. Coinstar and ScanCoin have been in a contract dispute since September 1998, at which time ScanCoin claimed that we had breached the contract and made claims to certain of our intellectual property. On May 5, 1999, ScanCoin terminated its agreement with us and reasserted the breach of contract claim and the claim to certain of our intellectual property. The parties have been working to settle the dispute amicably since that time. There is no assurance, however, that the disagreement will be settled amicably, and litigation may commence. In April 2007, we received a request for arbitration filed by ScanCoin before the Arbitration Institute of the Stockholm Chamber of Commerce regarding ownership of intellectual property related to an agreement between Coinstar and ScanCoin dated April 23, 1993. The parties have selected arbitrators, and we advanced partial payment for the arbitration. In August 2007, we received ScanCoin’s statement of claim and we responded with our statement of defense in November 2007. ScanCoin seeks a declaration of ownership of over 70 of our patents and patent applications related to our coin-counting machines, as well as monetary damages of approximately 56 million Swedish kronor (estimated to be approximately $7 million at December 31, 2008), plus interest. The arbitration is scheduled for 2009. We believe that ScanCoin’s claims against us are without merit and intend to defend ourselves vigorously in this arbitration. In October 2007, we filed a claim in United States District Court for the Northern District of Illinois against ScanCoin North America alleging that it is infringing on a patent we own relating to self-service coin machines. ScanCoin North America has moved to stay the case pending resolution of the arbitration.
NOTE 15: BUSINESS SEGMENT INFORMATION
     FASB Statement No. 131, Disclosure about Segments of an Enterprise and Related Information, requires that companies report, on an interim basis, separately in the financial statements certain financial and descriptive information about segment revenues, income and assets. The method for determining what information is reported is based on the way that management organizes the operating segments for making operational decisions and assessments of financial performance. Our chief operating decision maker is considered to be the Chief Executive Officer (“CEO”). In early 2008, we assessed our business segments due to changes in our business and product lines as well as our organizational structure. We redefined our business segments from North America and International to Coin and Entertainment services, DVD services, Money Transfer services and E-payment services. The following table demonstrated our revenues by product lines:

	Year Ended December 31,
	2008	2007	2006
	(in thousands)
Revenue:
Coin and entertainment services:
Coin revenue	$261,303	$250,876	$229,908
Entertainment revenue	150,220	238,912	273,490

Subtotal	411,523	489,788	503,398
DVD services	388,453	9,530	4,453
Money transfer services	87,424	24,155	9,002
E-payment services	24,500	22,824	17,589

Consolidated revenue	$911,900	$546,297	$534,442

     Our operating costs included in our shared service functions, which consist primarily of field operations, sales, finance, legal, human resources, and information technology, are allocated to our four segments. We will continually evaluate the shared service allocations for segment reporting purposes, which may result in changes to segment allocations in future periods. Because our field operations are fully integrated with our Coin and Entertainment services, our CEO allocates resources and evaluates Coin and Entertainment services results, as well as makes strategic decisions, on a combined basis. Therefore, our Coin and Entertainment services are considered one segment for reporting purposes. In addition, our CEO manages our business by evaluating the financial results of the four operating segments, focusing primarily on segment revenue and segment operating income (loss) before depreciation and amortization and unallocated expenses (“segment operating income (loss)”). We utilize segment revenue and segment operating income (loss) because we believe they provide useful information for effectively allocating resources among business segments, evaluating the health of our business segments based on metrics that management can actively influence, and gauging our investments and our ability to service, incur or pay down debt. Specifically, our CEO evaluates segment revenue and segment operating income (loss), and assesses the performance of each business segment based on these measures, as well as, among other things, the prospects of each of the segments and how they fit into the Company’s overall strategy. Our CEO then decides how resources should be allocated among our business segments. Stock-based compensation expense and depreciation and amortization expenses are not allocated to our four operating segments. As we changed our internal organization structure during the first quarter of 2008, resulting in the change of reportable segments, we did not restate the prior period under the new basis because it was not practical to do so.
     The following table summarizes our income from operations, by segment, for the period indicated:

Year Ended December 31,
2008
(in thousands)
Operating income before depreciation/amortization and unallocated expenses:
Coin and entertainment services	$98,891
DVD services	72,974
Money transfer services	(10,070)
E-payment services	2,252

Subtotal	164,047
Depreciation/amortization and unallocated corporate expenses:
Depreciation, amortization and other	(85,785)
Unallocated expense — stock-based compensation	(8,811)

Subtotal	(94,596)

Consolidated income from operations	$69,451

December 31,
2008
(in thousands)
Total assets, by segment, for the period indicated:
Coin and entertainment services	$473,256
DVD services	378,092
Money transfer services	105,645
E-payment services	35,963
Unallocated corporate assets	73,758

Consolidated assets	$1,066,714

December 31,
2008
(in thousands)
Total goodwill, by segment, for the period indicated:
Coin and entertainment services	$156,351
DVD services	111,399
Money transfer services	13,602
E-payment services	9,039

Consolidated goodwill	$290,391

     The following tables represent information by geographic area. North America includes the United States, Canada, Mexico and Puerto Rico and International primarily includes the United Kingdom, Ireland and other European countries in which our money transfer subsidiary, Coinstar Money Transfer, operates.

	Year Ended December 31,
	2008	2007	2006
	(in thousands)
Revenue:
North America	$844,153	$489,462	$500,462
International	67,747	56,835	33,980

Total revenue	$911,900	$546,297	$534,442

Net income (loss) attributable to Coinstar, Inc.:
North America	$25,221	$(13,059)	$22,935
International	(11,109)	(9,194)	(4,308)

Total net income (loss) attributable to Coinstar, Inc.	$14,112	$(22,253)	$18,627

	December 31,
	2008	2007
	(in thousands)
Total assets:
North American business	$1,025,362	$726,098
International business	138,868	129,092
Intercompany eliminations	(97,516)	(86,617)

Total assets	$1,066,714	$768,573

     We have coin-counting machines, DVD kiosks, entertainment machines and e-payment machines that are placed with retailers that accounted for the following percentages of our consolidated revenue:

	Year Ended December 31,
	2008	2007	2006
Wal-Mart Stores Inc	18.6%	24.9%	27.0%
McDonald’s USA	10.0%	0.0%	0.0%
The Kroger Company	7.5%	11.6%	11.4%
NOTE 16: CERTAIN SIGNIFICANT RISKS AND UNCERTAINTIES
     Current Vulnerability Due to Supplier Concentrations:
     On October 10, 2008, Redbox filed suit in Delaware federal district court against Universal Studios Home Entertainment, LLC (“USHE”) and three of USHE’s affiliates. Redbox filed the action because Redbox believes that new distribution terms proposed by USHE would prohibit Redbox from renting Universal Studios DVDs for 45 days after their public release, would limit how many Universal Studios DVDs each Redbox kiosk could carry, and would require Redbox to destroy, rather than sell at a discount, previously-viewed DVDs from its kiosks. Redbox asserts that USHE’s conduct violates antitrust laws, constitutes copyright abuse, and tortiously interferes with contracts between Redbox and its DVD suppliers. On December 5, 2008, USHE and its co-defendants moved to dismiss the complaint. As of December 31, 2008, the lawsuit was still in the preliminary pleading stages with no substantive rulings by the court.

     We currently conduct limited manufacturing operations and obtain key hardware components used in our coin-counting and entertainment services machines from a limited number of suppliers. Although we use a limited number of suppliers, we believe that other suppliers could provide similar equipment, which may require certain modifications or may have a longer lead time from order date. Accordingly, a change in suppliers could cause a delay in manufacturing and a possible slow-down of growth, which could have a materially adverse affect on future operating results.
NOTE 17: RELATED PARTY AND OTHER TRANSACTIONS
     As of December 31, 2007 and 2006, approximately $219,000 and $448,000, respectively, of our accounts receivable balance is due from a related party of our e-payment subsidiary. This receivable arose in the ordinary course of business and relates to the purchase of prepaid air time. In addition, approximately $5.5 million of our other accrued liabilities balance at December 31, 2007 is our best estimate of the amount due to a related party of our e-payment subsidiary relating to the amount that was refunded to us on their behalf relating to a telecommunication fee refund as a result of an Internal Revenue Service ruling that telecommunication fees paid during the period of March 1, 2003 through July 31, 2006 were improperly collected by the United States government. In the third quarter of 2007, we have recognized $2.7 million of income from equity investments, or 49% of the $5.5 million payable, related to our equity interest in the third party. We received this refund in the amount estimated in February 2008.
     During the third quarter of 2007, direct operating expenses in our income statement included a telecommunication fee refund in the amount of $11.8 million as a result of an Internal Revenue Service ruling that telecommunication fees paid during the period of March 1, 2003 through July 31, 2006 were improperly collected by the United States government. The $11.8 million represents the refund amount as filed on our fiscal year 2006 federal income tax return. This telecommunication fee refund, along with the $5.5 million amount received by us on behalf of our equity investment related party and accrued interest, totaling of $17.6 million is included in accounts receivable, net as of December 31, 2007. In February 2008, we received the refund in the amount that we estimated.
     In the second quarter of 2008 we settled a proxy contest which resulted in one additional member to our Board of Directors, and one additional independent director to be added by March 1, 2009. Expenses related to this proxy contest, including the solicitation of stockholders, were approximately $4.1 million. We also incurred expenses associated with the write-off of in-process acquisition expenses of $1.0 million for due diligence and professional service costs in connection with acquisitions that were being considered in the past and for which discussions have now been terminated.
     During the second quarter of 2008, we entered into a settlement agreement with Incomm Holding, Inc. and certain of its affiliates (“Incomm”). As a result, we and Incomm have agreed to dissolve a related party of our E-payment subsidiary of which we own 49%. A previous liability owed to the related party was relieved. The net settlement, after attorney fees, was approximately $2.0 million of income.
NOTE 18: SUBSEQUENT EVENTS
     Acquisition of Redbox: On February 12, 2009, we entered into a Purchase and Sale Agreement (the “GAM Purchase Agreement”) with GetAMovie Inc. (“GAM”), pursuant to which we agreed to acquire (i) GAM’s 44.4% voting interests (the “Interests”) in Redbox and (ii) GAM’s right, title and interest in a Term Promissory Note dated May 3, 2007 made by Redbox in favor of GAM in the principal amount of $10.0 million (the “Note”), in exchange for a combination of cash and our common stock, par value $0.001 per share (the “Common Stock”).
     As part of the GAM Purchase Agreement, we will initially pay to GAM cash in the amount of $10.0 million and deliver to GAM 1.5 million shares of Common Stock (the “Initial Consideration”) on the closing date, which, subject to fulfillment or waiver of customary closing conditions, is expected to be on February 26, 2009. In addition to the Initial Consideration, we will pay deferred consideration to GAM in cash and/or shares of Common Stock at our election and subject to the satisfaction of certain conditions at one or more later dates, with at least 50% of such deferred consideration payable by July 31, 2009 and the remaining 50% payable by October 30, 2009 (the “Deferred Consideration” and together with the Initial Consideration, the “Total Consideration”), subject to mandatory prepayment on the occurrence of certain events. The amount of Deferred Consideration to be paid will be based upon a schedule that we will deliver to GAM on the business day immediately preceding the closing date of the transaction. The total amount of Deferred Consideration will ultimately depend upon the amount of Initial Consideration paid by us and the months in which we pay such Deferred Consideration, with Coinstar paying less Deferred Consideration to the extent that we pay more Initial Consideration on the closing date. The Total Consideration to be paid to GAM is expected to be between approximately $134.0 million and $151.0 million. Any consideration paid in shares of Common Stock will be paid in newly issued, unregistered shares of Common Stock and will be valued based on the average of the volume weighted average price per share of Common Stock for each of the eight NASDAQ trading days prior to, but not including, the date of issuance (the “VWAP Price”). GAM will be entitled to registration rights under the Securities Act of 1933, as amended, with respect to the shares of Common Stock acquired in connection with the transaction. The GAM Purchase Agreement provides that in no event will the shares of Common Stock issued to GAM as consideration exceed 5,653,398 shares. In addition, if certain conditions are not met, we will not have the option to pay Deferred Consideration in shares of Common Stock, including if such payment would cause GAM to beneficially hold greater than 9.9% of our outstanding Common Stock.
     The consummation of the transaction contemplated by the GAM Purchase Agreement is subject to various conditions (or applicable waivers of such conditions), including, but not limited to, a VWAP Price of not less than $15 per share of Common Stock at the closing date. The GAM Purchase Agreement contains customary representations and warranties between us and GAM for such a transaction, as well as certain covenants restricting us from operating outside the ordinary course of business until the Total Consideration has been paid.
     In connection with the transaction with GAM, we expect to purchase the remaining outstanding interests of Redbox from minority interest and non-voting interest holders in Redbox. Consideration to be paid by Coinstar for these remaining interests will be paid on similar terms to those of the GAM Purchase Agreement, with the minority interest and non-voting interest holders receiving for their respective interests initial consideration in cash and/or shares of Common Stock at the closing date, and then receiving deferred consideration in cash and/or shares of Common Stock at such date(s) as GAM is paid Deferred Consideration. Any consideration to be paid in shares of Common Stock to these interest holders will be valued in the same manner as any consideration to be paid in shares of Common Stock to GAM and such shares will either be newly issued, unregistered shares of Common Stock with similar registration rights to those of GAM or newly issued shares of Common Stock for which we already have an existing effective registration statement. The total consideration to be paid in these transactions is expected to be between $21.5 million and $24.9 million.
     Secured Credit Facility: On February 12, 2009, we amended our senior secured revolving line of credit facility to enable us to complete the acquisition of Redbox. As part of the amendment, upon closing the transaction with GAM, Redbox will become a guarantor of our debt and Redbox financial results will be included in our debt covenant calculation requirements. See Note 7 for discussion of our credit facility, as amended.
NOTE 19: RECAST FINANCIAL INFORMATION
     FAS 160 establishes accounting and reporting standards for the non-controlling interest in a subsidiary, previously referred to as minority interest. Among other matters, FAS 160 requires that non-controlling interests be reported within the equity section of the balance sheet and that the amounts of consolidated net income or loss and consolidated comprehensive income or loss attributable to the parent company and the non-controlling interests be clearly presented separately in the consolidated financial statements. Also, pursuant to FAS 160, where appropriate, losses will be allocated to non-controlling interests even when that allocation may result in a deficit equity balance. While the accounting provisions of FAS 160 are being applied prospectively beginning January 1, 2009, the presentation and disclosure requirements have been applied retrospectively. Upon adoption of FAS 160, the Company reclassified the non-controlling interests of $31.1 million, as of December 31, 2008, in the liabilities section of the Consolidated Balance Sheets to Non-controlling interest in the equity section of the Consolidated Balance Sheets. Additionally, the Company changed the way non-controlling interests are presented within the Consolidated Statements of Operations such that the statements of operations reflect results attributable to both the Company’s interests and non-controlling interests. The results attributable to the Company’s interests did not change upon the adoption of FAS 160. $14.4 million previously recorded as Minority interests during the year ended December 31, 2008 has been reclassified to Net income attributable to non-controlling interests and included in the caption Net income attributable to Coinstar, Inc. in the Consolidated Statements of Operations. The adoption of FAS 160 did not impact financial information for 2007 or 2006 as there were no non-controlling interests prior to the purchase of the additional interest in the Redbox transaction. Earnings per share attributable to Coinstar, Inc. for all prior periods were not impacted.